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                                                                      EXHIBIT 12

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)

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                                       Years Ended December 31,
                           ----------------------------------------------------
                              2000      1999      1998        1997       1996
                           ---------  ---------  ---------  ---------  ---------
Consolidated net income .. $ 1,602.1  $ 1,527.3  $ 1,325.3  $ 1,301.1  $ 1,240.5
Provision for income taxes     954.3      960.2      611.7      912.9      837.2
                           ---------  ---------  ---------  ---------  ---------
Consolidated income before
  income taxes ...........   2,556.4    2,487.5    1,937.0    2,214.0    2,077.7
                           ---------  ---------  ---------  ---------  ---------
Fixed Charges
  Interest and discount ..   8,294.7    6,526.2    5,786.9    5,255.5    4,937.5
  Portion of rentals
    representative of the
    interest factor ......     105.2       97.7       79.1       69.8       77.8
                           ---------  ---------  ---------  ---------  ---------
Total fixed charges ......   8,399.9    6,623.9    5,866.0    5,325.3    5,015.3
                           ---------  ---------  ---------  ---------  ---------
Earnings available for
  fixed charges .......... $10,956.3    9,111.4  $ 7,803.0  $ 7,539.3  $ 7,093.0
                           =========  =========  =========  =========  =========
Ratio of earnings to
  fixed charges ..........   1.30        1.38      1.33       1.42       1.41
                           =========  =========  =========  =========  =========

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